Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Farmers Capital Bank Corporation of our reports dated February 28, 2005 with respect to the consolidated financial statements of Farmers Capital Bank Corporation, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Farmers Capital Bank Corporation for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Lousiville, Kentucky
September 13, 2005